UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TERRA INNOVATUM GLOBAL N.V.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT DATED NOVEMBER 6, 2026
TO PROXY STATEMENT DATED OCTOBER 26, 2026
FOR THE
2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 16, 2026

On October 27, 2026, Terra Innovatum Global N.V. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission for the Company’s 2026 Annual General Meeting of Shareholders scheduled for November 16, 2026 (the “AGM”). The Company is filing this supplement to its Proxy Statement solely to correct the beneficial ownership of S. Michael Modro, an interim non-executive director of the Company and a director nominee for appointment at the AGM, as previously disclosed in the Proxy Statement.

The table under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 26 of the Proxy Statement inadvertently omitted beneficial ownership information for Mr. Modro.

As of July 30, 2026, Mr. Modro beneficially owned 87,500 ordinary shares of the Company, representing less than one percent of the 110,500,908 ordinary shares outstanding as of such date. Mr. Modro also held 4 preferred shares, which are mandatorily convertible into up to 40,000 ordinary shares upon achievement of specified milestones that had not been achieved as of July 30, 2026 and were not acquirable within 60 days of such date. The beneficial ownership disclosure in the Proxy Statement regarding Mr. Modro is hereby replaced with the foregoing.

As a result of this correction, all directors, director nominees and executive officers as a group (10 persons) beneficially owned 79,362,500 ordinary shares, representing approximately 71.8% of the Company’s outstanding ordinary shares, as of July 30, 2026. The correction had no effect on the beneficial ownership of any other person reported in the Proxy Statement.

This supplement does not modify, change, amend, supplement or otherwise affect any of the other disclosures contained in the Proxy Statement.